Press Release

FOR IMMEDIATE RELEASE

For additional information:

Deutsche Bank Press Office (212) 454-2085

Shareholder Account Information (800) 294-4366

DWS Closed-End Funds (800) 349-4281

DWS RREEF Real Estate Fund II, Inc. Announces Election to Opt Out of the Maryland Control Share Acquisition Act and Termination of Rights Agreement

NEW YORK, NY, October 1, 2009 -- The Board of Directors of DWS RREEF Real Estate Fund II, Inc. (AMEX:SRO) (the “Fund”) announced that the Fund has elected to opt out of the Maryland Control Share Acquisition Act and to terminate its Rights Agreement effective October 1, 2009.

The Fund previously announced that it had opted into the Maryland Control Share Acquisition Act and adopted a Rights Agreement to enhance its ability to protect the interests of stockholders against potentially disruptive actions by a dissident stockholder controlled by Mr. Stewart Horejsi.

In taking the actions announced today, the Board considered that in a recent regulatory filing the Horejsi group indicated that is has reduced its holdings in the Fund, it intends to sell its entire position in the Fund, it does not intend to acquire additional shares of the Fund and it does not intend to pursue its previously announced proposals related to the operation of the Fund.

For more information on SRO visit www.dws-investments.com or call (800) 349-4281.

IMPORTANT INFORMATION

Investments in funds involve risk. The fund involves additional risks due to its narrow focus. There are special risks associated with investment in real estate, including credit risk, interest rate fluctuations and the impact of varied economic conditions.

Shares of common stock of closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and, once issued, shares of common stock of closed-end funds are traded in the open market generally through a stock exchange. Common shares of closed-end funds frequently trade at a discount to net asset value. The price of common shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its common shares will trade at, below, or above net asset value.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the ability of the Funds to obtain any required shareholder approvals; (ii) the need to obtain any necessary regulatory approvals; (iii) the effects of changes in market and economic conditions; (iv) other legal and regulatory developments; and (v) other additional risks and uncertainties.

NOT FDIC/ NCUA INSURED • MAY LOSE VALUE • NO BANK GUARANTEE

NOT A DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. (R-13968-1 9/09)